                                                                     EXHIBIT 99




CONTACTS:      Andy Murray                 Michael Newman
               Chief Financial Officer     Investor Relations
               SignalSoft Corporation      StreetConnect
               303-381-3000                877-320-1231


                   SIGNALSOFT ANNOUNCES SECOND QUARTER RESULTS
               Continued Penetration of Leading Wireless Operators
                  local.info(TM) Alliance Grows To 214 Members

BOULDER, CO - JULY 25, 2001 - SignalSoft Corporation (Nasdaq: SGSF), the developer of the Wireless Location Services(R) software suite, today announced its financial results for the quarter ending June 30, 2001.

The Company completed a substantial agreement at the end of the second quarter of 2001 that had been until recently expected to be recognized in that quarter. The Company now anticipates recognition of this revenue in future periods.

For the second quarter of 2001, SignalSoft reported revenue of $3.8 million, up from $3.2 million for the second quarter of 2000. For the first six months of 2001, revenue was $10.0 million, up 107% from $4.8 million for the same period of 2000. The Company continues to expect year-over-year revenue growth in 2001 of approximately 135%.

Software license revenue was $3.1 million or 81% of total revenue for the second quarter of 2001. Professional services and maintenance revenue was $716,000 or 19% of total revenue. The Company anticipates that its revenue mix and amount may fluctuate from quarter to quarter because of the nature, timing and size of its customer contracts.

SignalSoft's international revenue represented approximately 38% of total sales for the second quarter of 2001, compared to approximately 88% for the same period in 2000. Over the long term, the Company expects approximately 70% of its total sales to come from outside of the United States.

During the quarter, SignalSoft acquired mobilePosition(TM) AB, a Sweden-based company that develops consumer-oriented mobile location-based applications. The acquisition nearly doubled the size of SignalSoft's European operations and significantly expanded its development team. mobilePosition added new customers, such as Telia in Sweden, and consumer applications such as friendPosition(TM), housePosition(TM), and yachtPosition(TM) to SignalSoft's product suite.

Signalsoft also continued to further expand its product line, worldwide customers base and industry partnerships. The Company recently announced:

[ ] The introduction of Access Manager(TM), which provides flexible and powerful subscriber privacy protection features.



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[ ]      The introduction of Location Centre(TM), a standards-compliant Gateway
         Mobile Location Centre (GMLC) that enables GSM operators to offer location-based services to their subscribers.

[ ] A new contract with Orange UK for Location Manager(TM) to enable the delivery of location-based services across WAP, SMS and interactive voice platforms.

[ ] A new contract between mobilePosition and Radiolinja, Finland's second largest mobile operator, for friendPosition.

[ ] A new agreement with CMG Wireless Data Solutions to sell SignalSoft's Wireless Location Services technology as part of CMG's Location Service Broker(TM).

[ ] A new relationship with IBM to location-enable IBM's WebSphere Everyplace Server software, which connects wireless and other Internet-ready devices to the Web.

[ ] The continued growth of the local.info(TM) Alliance to 214 companies, including the addition of Aether Systems, Hewlett-Packard, Navtech, SchlumbergerSema and Vizzavi France.

During the quarter, SignalSoft had approximately 15 companies engaged in product trials, 11 customers in the process of deployment and 23 customers in service. Customers and distributors responsible for a majority of the revenue for the second quarter included AT&T Wireless, Compaq Computer, Orange UK, and Sprint PCS.

"We continue to maintain our leadership in wireless location services," said David Hose, President and Chief Executive Officer. "Despite challenging economic conditions worldwide and our very recent decision not to recognize a significant portion of revenue in the second quarter, we continued adding customers, completed a significant strategic acquisition, strengthened our management team and rolled out exciting new products."

"We believe that our new gateway products and mobilePosition's consumer-oriented product suite will help drive the growth of location-based services by enabling wireless operators to offer many compelling consumer applications, help ensure subscriber privacy and provide the opportunity for a rapid return on their investment. With our strong financial resources, we are well positioned to continue to extend our global marketing efforts and product suite in coming quarters. In addition, we plan to continue working with our growing local.info Alliance and our industry partners worldwide to help make location-based services an integral part of the wireless future."

As of June 30, 2001, the Company had cash, cash equivalents, and marketable short and long-term investments of $72.6 million. During the quarter, the Company utilized cash of approximately $5.9 million for operations and approximately $2.6 million for the acquisition of mobilePosition and capital expenditures.

Excluding the amortization of goodwill and other intangibles and stock-based compensation, the Company reported a loss of $7.5 million or ($0.31) per share on 24.2 million shares outstanding for the second quarter of 2001, compared to a loss of $2.9 million or ($0.39) per share on 7.4 million shares outstanding for the same period of 2000. Including these expenses, the net loss was $8.3 million or ($0.34) per share for the second quarter of 2001, compared to a net loss of $3.4 million or ($0.45) per share for the same period of 2000.



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A listen-only broadcast of SignalSoft's second quarter conference call (2:00 PM
Pacific/5:00 PM Eastern) will be available today on the Internet at www.SignalSoftCorp.com under "Investor Relations" or by calling 800-634-6311 or +1 212-346-6394 (Reservation No. 19300281). A 48-hour phone replay will be available by calling 800-633-8284 or +1 858-812-6440 (Reservation No. 19300281).
A replay will also be available through August 7, 2001 on the Internet under "Investor Relations" at www.SignalSoftCorp.com.

ABOUT SIGNALSOFT CORP.
SignalSoft Corp.'s (Nasdaq: SGSF) Wireless Location Services(R) software suite allows wireless network operators to provide location-based services to their subscribers. SignalSoft's telco-grade gateway and application products transform raw location data into new revenue sources that help differentiate wireless operators, increase revenue and build subscriber loyalty. SignalSoft has expanded its application portfolio with the acquisition of mobilePosition(R), a leader in the development and operation of consumer applications and technical solutions for mobile location-based services. Founded in 1995, SignalSoft is headquartered in Boulder, Colo., USA, with offices in Canada, Japan, Singapore, United Kingdom and its mobilePosition subsidiary in Kista, Sweden. For more information about SignalSoft and its products, visit the company's Web site at www.signalsoftcorp.com.

Wireless Location Services(R) is a federally registered trademark of SignalSoft Corporation. Access Manager(TM), local.info(TM), Location Manager(TM) and Location Centre(TM) are trademarks of SignalSoft Corporation. mobilePosition(R) is a registered trademark of mobilePosition. All other trademarks are acknowledged.

This press release contains forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, the growth of wireless markets outside of the United States, our ability to encourage demand for our products and services in those markets, access to customers in foreign markets, delay in product development, general business conditions in the industry, changes in demand for products, the timing and amount or cancellation of orders and other risks detailed from time to time in SignalSoft's filings with the Securities and Exchange Commission.



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                  SIGNALSOFT CORPORATION, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                                  THREE MONTHS ENDED              SIX MONTHS ENDED
                                                                        JUNE 30,                        JUNE 30,
                                                             ----------------------------    ----------------------------
                                                                2001            2000            2001             2000
                                                             ------------    ------------    ------------    ------------
Revenue:
       License fees                                          $  3,079,740    $  2,791,156    $ 12,416,823    $  3,537,061
       Maintenance fees                                           101,046          83,201         282,087         151,401
       Professional service and other                             614,589         326,952       1,106,312       1,137,855
                                                             ------------    ------------    ------------    ------------
            Total revenue                                       3,795,375       3,201,309      13,805,222       4,826,317

Cost of revenue                                                 1,732,699       1,003,772       3,391,266       1,615,331
                                                             ------------    ------------    ------------    ------------

            Gross profit                                        2,062,676       2,197,537      10,413,956       3,210,986

Operating expenses:
       Selling, general & administrative                        6,082,808       2,894,254      12,488,125       4,917,994
       Research & development                                   3,560,368       2,293,602       6,576,414       4,136,450
       Depreciation                                               413,097         166,971         783,038         236,830
       Acquisition Costs                                          440,504              --         440,504
       Amortization of goodwill                                   514,335         215,800         739,470         215,800
       Stock option compensation expense                          292,563         249,094         585,126         365,940
                                                             ------------    ------------    ------------    ------------
           Total operating expenses                            11,303,675       5,819,721      21,612,677       9,873,014
                                                             ------------    ------------    ------------    ------------
            Loss from operations                               (9,240,999)     (3,622,184)     14,998,721      (6,662,028)

Interest income and other, net                                    951,338         215,589       2,100,603         580,586
                                                             ------------    ------------    ------------    ------------

       Loss before minority interest                         $ (8,289,661)   $ (3,406,595)   $(12,898,118)   $ (6,081,442)

Minority interest in loss of subsidiary                                --          50,453              --          50,453
                                                             ------------    ------------    ------------    ------------

       Net Loss                                              $ (8,289,661)   $ (3,356,142)   $(12,898,118)   $ (6,030,989)
                                                             ============    ============    ============    ============

       Basic and diluted loss per share                      $      (0.34)   $      (0.45)   $      (0.54)   $      (0.87)
                                                             ============    ============    ============    ============

       Loss per share excluding goodwill amortization
            and stock option compensation expense            $      (0.31)   $      (0.39)   $      (0.48)   $      (0.79)
                                                             ============    ============    ============    ============

       Weighted average shares outstanding --
            basic and diluted                                  24,184,471       7,387,780      23,856,307       6,915,914
                                                             ============    ============    ============    ============

                  SIGNALSOFT CORPORATION, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                         June 30,     December 31,
                                                           2001           2000
                                                       ------------   ------------
                                                       (unaudited)
                                     ASSETS
Current Assets
    Cash and cash equivalents                          $ 24,195,625   $ 58,374,899
    Restricted Cash                                         597,810             --
    Trade accounts receivable, net                        4,712,821      7,964,648
    Prepaid expenses and other                            2,170,419      1,307,509
    Short-term investments                               28,979,906     18,072,154
                                                       ------------   ------------
          Total current assets                           60,656,581     85,719,210

Equipment and leasehold improvements, net                 4,805,349      3,579,067
Intangible assets, net                                   17,969,281      3,834,007
Other assets, net                                             4,914          4,962
Investment at cost                                        1,863,650      1,863,650
Long-term investments                                    18,866,336      8,869,788
                                                       ------------   ------------
          Total assets                                 $104,166,111   $103,870,684
                                                       ============   ============

          LIABILITIES & STOCKHOLDERS' EQUITY

 Current liabilities
    Capital lease obligation                           $         --    $    26,589
    Trade accounts payable                                  606,080        872,151
    Accrued compensation payable                          3,211,046      1,924,942
    Other accrued expenses                                1,203,433        931,618
    Deferred revenue                                        257,385      1,340,244
                                                       ------------   ------------
          Total current liabilities                       5,277,944      5,095,544
          Total stockholders' equity                     98,888,167     98,775,140
                                                       ------------   ------------
          Total liabilities and stockholders' equity   $104,166,111   $103,870,684
                                                       ============   ============